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                                                                  Exhibit 23.1



                  [L A V I N I A  A U D I T O R S  L E T T E R H E A D]




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As Independent Public Accountants we hereby consent to the inclusion of our report dated July 23, 1999, related to the finanial statements of WASSNET, S.L., as of December 31, 1998 and 1997, and of our report on limited review dated
July 23, 1999 of WASSNET, S.L. as of March 31, 1999 and 1998 in this 8-K.

     It should be noted that we have not performed any procedures subsequent to the date of our report.

                                    LAVINIA AUDITORS, S.L.

                                    /s/ Jaume Pigem Jutglar
                                    -------------------------
                                    Jaume Pigem Jutglar


                  [SEAL]


Barcelona, Espana
August 6, 1999